Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): June 18, 2003
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                             Southwest Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)


          Oklahoma                     0-23064                 73-1136584
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(State or other jurisdiction       (Commission file          (IRS Employer
of incorporation)                       number)          Identification Number)


608 South Main Street, Stillwater, Oklahoma               74074
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(Address of Principal Executive Offices)                (Zip Code)


Registrant's telephone number, including area code:  (405) 372-2230
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Item 5.  Other Events

         Southwest Bancorp, Inc. (Nasdaq - OKSB) intends to sell up to $20 million, net of inter-company transactions, of a new issue of subordinated debentures to a newly formed subsidiary trust organized under Connecticut law in a private placement transaction. The debentures will have a 30 year term and will be callable beginning in 2008. The debentures will bear a floating rate of interest, which will be adjusted quarterly and tied to three month Libor. The trust will fund the purchase of the debentures by issuance of an equal amount of trust preferred securities, having identical terms, in a private placement transaction of pooled trust preferred securities. The transaction is expected to close late in the second quarter of 2003.

         The net proceeds of the private placement are expected to qualify, subject to limitations, as Tier one capital for Southwest. The net proceeds will be used by Southwest for general corporate purposes, including contribution to its subsidiary banks, The Stillwater National Bank & Trust Company, Stillwater Oklahoma, and SNB Bank of Wichita, Wichita, Kansas (in organization).

         This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein. The securities described herein will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

Forward Looking Statements

         This Current Report on Form 8-K includes forward-looking statements of Southwest's goals, intentions, and expectations regarding a proposed sale of securities and regulatory capital calculations. These forward-looking statements are subject to significant uncertainties because they are based upon: actions by the proposed buyers of such securities; market conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements

                                   Signatures


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       SOUTHWEST BANCORP, INC.



                                       By:  /s/ Kerby E. Crowell
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                                       Executive Vice President, Chief Financial
Dated: June 18, 2003                   Officer and Secretary